As filed with the Securities and Exchange Commission on August 2, 2017
Registration No. 333-213271

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________
Post-Effective Amendment No. 3
to
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
Cole Real Estate Income Strategy (Daily NAV), Inc.
(Exact Name of Registrant as Specified in its Governing Instruments)
____________________________________________________________
2325 East Camelback Road
Suite 1100
Phoenix, AZ 85016
(602) 778-8700
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)
____________________________________________________________
 Nathan D. DeBacker
Cole Real Estate Income Strategy (Daily NAV), Inc.
Chief Financial Officer and Treasurer
2325 East Camelback Road
Suite 1100
Phoenix, AZ 85016
(602) 778-8700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
____________________________________________________________
Copies to:
Ettore A. Santucci
David H. Roberts
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
(617) 570-1000
____________________________________________________________
 Approximate date of commencement of proposed sale to the public:  This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☑ Registration No.  333-213271
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☑
Smaller reporting company	☐	Emerging growth company	☐	(Do not check if a smaller reporting company)
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 (Registration No. 333-213271) is filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely to add Exhibit 3.4 not previously filed with respect to such Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than Item 36(b) of Part II as set forth below.

PART II
Information Not Required in the Prospectus

Item 36.    Financial Statements and Exhibits

(b) Exhibits: The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
3.1
Second Articles of Amendment and Restatement of Cole Real Estate Income Strategy (Daily NAV), Inc., dated as of August 26, 2013 (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K (File No. 333-169535), filed on August 26, 2013).

3.4	Articles of Amendment of Cole Real Estate Income Strategy (Daily NAV), Inc., dated August 2, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing this Post-Effective Amendment No. 3 to its Registration Statement on Form S-11 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 2nd day of August, 2017.

Cole Real Estate Income Strategy (Daily NAV), Inc.

By:	/s/ Nathan D. DeBacker
Name:	Nathan D. DeBacker
Title:	Chief Financial Officer and Treasurer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/s/ Glenn J. Rufrano	Chief Executive Officer, President and Director	August 2, 2017
Glenn J. Rufrano	(Principal Executive Officer)

/s/ Nathan D. DeBacker	Chief Financial Officer and Treasurer	August 2, 2017
Nathan D. DeBacker	(Principal Financial Officer)

/s/ Jeffrey R. Smith	Vice President of Accounting	August 2, 2017
Jeffrey R. Smith	(Principal Accounting Officer)

*	Independent Director and Non-Executive	August 2, 2017
George N. Fugelsang	Chairman of the Board of Directors

*	Independent Director	August 2, 2017
Richard J. Lehmann

*	Independent Director	August 2, 2017
Roger D. Snell

* By:	/s/ Nathan D. DeBacker
Nathan D. DeBacker, as attorney-in-fact

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